EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                                  Contact:   Edelman PR Worldwide
                                             Hollis Rafkin-Sax, 212-704-4559
                                             Jim McNamara, 212-704-8270


               NUTRAMAX FILES TO REORGANIZE UNDER CHAPTER 11:
         OBTAINS COMMITMENT FOR $18 MILLION EQUITY INFUSION AND $30
        MILLION IN NEW BANK FINANCING AS PART OF ITS REORGANIZATION

Gloucester, MA - May 2, 2000 - NUTRAMAX PRODUCTS, INC. (BB: NMPC) and its subsidiaries today each filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. The Company has arranged a pre-negotiated agreement with its existing bank lenders, its subordinated lender, and its principal equity holders and has submitted it to the bankruptcy court as the Company's Chapter 11 plan of reorganization. That plan, which provides for an $18 million junior loan from the Company's principal shareholders that may be converted into equity upon emergence from bankruptcy, is the catalyst for a reorganization that produces a substantial debt reduction and proposes a recovery to unsecured creditors. All shareholders will also be permitted, under the plan, to subscribe to their share of new NutraMax common stock. At the same time, the Company has secured a commitment for $5 million in interim debtor-in-possession (DIP) financing from one of its existing bank lenders, which will be replaced by a $30 million commitment from The CIT Group/Business Credit Inc. upon final approval by the court. Of that $30 million, up to $15 million will be used to fund transactions contemplated as part of the reorganization. A hearing with respect to the proposed financing and other matters has been scheduled for Wednesday, May 3, 2000.

Under the terms of the proposed reorganization, NutraMax has reached agreements, subject to court approval, to restructure debt from approximately $80 million to approximately $30 million. Unsecured creditors would receive up to 50% of the amount of their claim in the form of a note, based upon current claim estimates. While the reorganization will result in the cancellation of the Company's existing common stock, the reorganization plan also provides that existing NutraMax shareholders would receive subscription rights in a common stock offering in the newly reorganized company and would additionally have beneficial rights to a pro rata share of a litigation trust. All terms of the proposed financing and reorganization plan are presently subject to court approval, and may be modified.

Richard G. Glass, NutraMax's Chief Executive Officer said, "This is a very positive development for NutraMax as it will enable us to secure our position as an innovative and valued supplier to our customers. The filing of our reorganization plan follows an extensive evaluation of our business and financial structure. By significantly reducing our debt and implementing cost savings and efficiency programs, NutraMax will emerge from this process as a stronger and more competitive company. We are particularly gratified by the support of our principal shareholders who are stepping up to lead a significant new investment in the Company. Their $18 million commitment reinforces the strength of our prospects and gives us a stable platform from which to build our business."

Glass added, "The Chapter 11 process will allow us to continue our day to day operations while we address the steps necessary to achieve our financial restructuring. With the support of our customers and suppliers, and through the hard work and dedication of our 830 employees, I am very confident in our ability to reach new levels of performance in the future."

As part of the Company's overall reorganization plans, there are many positive components that will support a successful emergence from Chapter 11:

o A new executive management team led by Mr. Glass, and including David Radeke, President and Chief Operating Officer, Dawn Larson, Chief Financial Officer, and David Goldstein, Vice President, Sales & Marketing.

o Implementation of a combination of price increases and cost savings programs with an annualized benefit to the Company of approximately $4 million.

o Development of short term strategies to improve management and control of day to day business; and long term strategies to drive profitable growth in the future.

NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of Store-Brand Disposable Douches, ready-to-use Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottle Liners, Cough Drops, and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains, and mass merchandisers under both store brand and control brands, including Powers, Sweet `n Fresh(R), Pure & Gentle, Fresh `n Easy, Pro Dental, American White Cross, and NutraMax.

The Company and its subsidiaries filed their Chapter 11 petition in the U.S. Bankruptcy Court in Wilmington, Delaware.

For additional information, visit NutraMax on the Internet at http://www.nutramax.com



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